News Release

Public Storage

701 Western Avenue

Glendale, CA 91201-2349

www.publicstorage.com

For Release	Immediately
Date	February 19, 2015
Contact	Clemente Teng
(818) 244-8080, Ext. 1141

Public Storage Reports Results for the Fourth Quarter and Year Ended December 31, 2014

GLENDALE,  California – Public Storage (NYSE:PSA) announced today operating results for the quarter and year ended December 31, 2014.

Operating Results for the Three Months Ended December 31, 2014

For the three months ended December 31, 2014, net income allocable to our common shareholders was $284.0 million or $1.64 per diluted common share, compared to $243.7 million or $1.41 per diluted common share for the same period in 2013 representing an increase of $40.3 million or $0.23 per diluted common share.  The increase is due to (i) a $41.3 million increase in self-storage net operating income and (ii) our $36.5 million equity share of PS Business Parks’ (“PSB”) gain on sale of real estate included in our equity in earnings of real estate entities, offset partially by (iii)  a  $9.8 million increase in earnings allocated to preferred shareholders due to the issuance of additional preferred shares and (iv) a $7.8 million reduction associated with foreign currency exchange gains and losses.

The $41.3 million increase in our self-storage net operating income is a result of a $23.2 million increase for our Same Store Facilities and an $18.1 million increase for our non-Same Store Facilities.  Revenues for the Same Store Facilities increased 5.6% or $24.9 million in the quarter ended December 31, 2014 as compared to the same period in 2013, due primarily to higher realized annual rent per occupied square foot.  Cost of operations for the Same Store Facilities increased by 1.6% or $1.7 million in the quarter ended December 31, 2014 as compared to the same period in 2013, due primarily to increases in advertising and selling expense.  The increase in net operating income for the non-Same Store Facilities is due primarily to the impact of the acquisition of 165 self-storage facilities since January 2013.

Operating Results for the Year Ended December 31, 2014

For the year ended December 31, 2014, net income allocable to our common shareholders was $908.2 million or $5.25 per diluted common share, compared to $844.7 million or $4.89 per diluted common share for the same period in 2013, representing an increase of $63.5 million or $0.36 per diluted common share.  This increase is due primarily to (i) a $157.2 million increase in self-storage net operating income and (ii) our  $36.5 million equity share of PSB’s gain on sale of real estate included in our equity in earnings of real estate entities, offset partially by (iii) a $49.7 million increase in depreciation and amortization expense associated with acquired facilities, (iv) a $24.1 million reduction associated with foreign currency exchange gains and losses, (v) an $28.3 million increase in earnings allocated to preferred shareholders due to the issuance of additional preferred shares and (vi) a $17.7 million decrease in interest and other income due primarily to the disposition of 51% of our loan receivable from Shurgard Europe.

The $157.2 million increase in our self-storage net operating income is a result of an $84.0 million increase for our Same Store Facilities and a  $73.2 million increase for our non-Same Store Facilities.   Revenues for the Same Store Facilities increased 5.4% or $93.5 million in the year ended December 31, 2014 as compared to the same period in 2013, due primarily to higher realized annual rent per occupied square foot.  Cost of operations for the Same Store Facilities increased by 1.9% or $9.5 million in the year ended December 31, 2014 as compared to the same period in 2013, due primarily to increases in property tax expense and snow removal costs, offset partially by lower on-site property manager payroll expense.  The increase in net operating income for the non-Same Store Facilities is due primarily to the impact of the acquisition of 165 self-storage facilities since January 2013.

Funds from Operations

For the three months ended December 31, 2014, funds from operations (“FFO”) was $2.17 per diluted common share, as compared to $2.13 for the same period in 2013, representing an increase of $0.04 per share. FFO is a non-GAAP (generally accepted accounting principles) term defined by the National Association of Real Estate Investment Trusts and generally represents net income before depreciation, gains and losses and impairment charges with respect to real estate assets.

For the year ended December 31, 2014, FFO was $7.98 per diluted common share, as compared to $7.53 for the same period in 2013, representing an increase of $0.45 per share.

We also present “Core FFO per share,” a non-GAAP measure that represents FFO per share excluding the impact of (i) foreign currency exchange gains and losses and (ii) certain other items such as legal settlements, recognition of deferred tax assets, costs associated with the acquisition of real estate facilities and facility closure charges. We believe Core FFO per share is a helpful measure used by investors and REIT analysts to understand our performance.   However, Core FFO per share is not a substitute for net income per share.  Because other REITs may not compute Core FFO per share in the same manner as we do, may not use the same terminology, or may not present such a measure, Core FFO per share may not be comparable among REITs.

The following table reconciles from FFO per share to Core FFO per share (unaudited):

	Three Months Ended December 31,			Year Ended December 31,
			Percentage			Percentage
	2014	2013	Change	2014	2013	Change

FFO per share	$2.17	$2.13	1.9%	$7.98	$7.53	6.0%
Eliminate the per share impact of items excluded from Core FFO:
Foreign currency exchange loss (gain)	-	(0.05)		0.04	(0.10)
Other items	0.03	-		0.07	0.01
Core FFO per share	$2.20	$2.08	5.8%	$8.09	$7.44	8.7%

Property Operations – Same Store Facilities

The Same Store Facilities represent those facilities that have been owned and operated on a stabilized basis since January 1, 2012 and therefore provide meaningful comparisons for 2013 and 2014. The following table summarizes the historical operating results of these 1,982 facilities (125.4 million net rentable square feet) that represent approximately 87% of the aggregate net rentable square feet of our U.S. consolidated self-storage portfolio at December 31, 2014.

Selected Operating Data for the Same
Store Facilities (1,982 facilities)
(unaudited):
	Three Months Ended December 31,			Year Ended December 31,
			Percentage			Percentage
	2014	2013	Change	2014	2013	Change

	(Dollar amounts in thousands, except for weighted average data)
Revenues:
Rental income	$445,814	$421,395	5.8%	$1,748,211	$1,657,412	5.5%
Late charges and administrative fees	21,914	21,435	2.2%	88,465	85,770	3.1%
Total revenues (a)	467,728	442,830	5.6%	1,836,676	1,743,182	5.4%

Cost of operations:
Property taxes	27,678	27,765	(0.3)%	168,297	162,903	3.3%
On-site property manager payroll	21,671	22,318	(2.9)%	98,260	99,980	(1.7)%
Supervisory payroll	7,799	7,841	(0.5)%	33,986	34,491	(1.5)%
Repairs and maintenance	8,663	8,349	3.8%	35,478	34,804	1.9%
Snow removal	669	1,629	(58.9)%	7,920	5,336	48.4%
Utilities	9,132	8,758	4.3%	38,927	37,365	4.2%
Advertising and selling expense	6,388	4,955	28.9%	26,684	27,783	(4.0)%
Other direct property costs	12,476	12,291	1.5%	51,409	50,386	2.0%
Allocated overhead	9,237	8,157	13.2%	37,679	36,129	4.3%
Total cost of operations (a)	103,713	102,063	1.6%	498,640	489,177	1.9%
Net operating income (b)	$364,015	$340,767	6.8%	$1,338,036	$1,254,005	6.7%

Gross margin	77.8%	77.0%	1.0%	72.9%	71.9%	1.4%

Weighted average for the period:
Square foot occupancy	93.5%	93.0%	0.5%	93.9%	93.3%	0.6%
Realized annual rental income per (c):
Occupied square foot	$15.20	$14.45	5.2%	$14.84	$14.16	4.8%
Available square foot (“REVPAF”)	$14.22	$13.44	5.8%	$13.94	$13.21	5.5%
At December 31:
Square foot occupancy				92.5%	91.8%	0.8%
Annual contract rent per occupied
square foot (d)				$15.79	$15.05	4.9%

(a)	Revenues and cost of operations do not include ancillary revenues and expenses generated at the facilities with respect to tenant reinsurance and retail sales.
(b)	See attached reconciliation of Same Store net operating income (“NOI”) to operating income.
(c)

Realized annual rent per occupied square foot is computed by dividing annualized rental income, before late charges and administrative fees, by the weighted average occupied square feet for the period.  Realized annual rent per available square foot (“REVPAF”) is computed by dividing annualized rental income, before late charges and administrative fees, by the total available rentable square feet for the period.  These measures exclude late charges and administrative fees in order to provide a better measure of our ongoing level of revenue.  Late charges are dependent upon the level of delinquency and administrative fees are dependent upon the level of move-ins.  In addition, the rates charged for late charges and administrative fees can vary independently from rental rates.  These measures take into consideration promotional discounts, which reduce rental income.

(d)	Contract rent represents the applicable contractual monthly rent charged to our tenants, excluding the impact of promotional discounts, late charges and administrative fees.

The following table summarizes selected quarterly financial data with respect to the Same Store Facilities (unaudited):

	Three Months Ended
	March 31	June 30	September 30	December 31	Full Year

	(Amounts in thousands, except for per square foot amounts)
Total revenues:
2014	$440,404	$452,571	$475,973	$467,728	$1,836,676
2013	$419,094	$429,958	$451,300	$442,830	$1,743,182

Total cost of operations:
2014	$139,460	$126,722	$128,745	$103,713	$498,640
2013	$134,144	$125,279	$127,691	$102,063	$489,177

Property taxes:
2014	$47,583	$46,967	$46,069	$27,678	$168,297
2013	$45,613	$44,953	$44,572	$27,765	$162,903

Repairs and maintenance, including snow removal expenses:
2014	$14,734	$9,432	$9,900	$9,332	$43,398
2013	$11,022	$9,278	$9,862	$9,978	$40,140

Advertising and selling expense:
2014	$6,481	$6,043	$7,772	$6,388	$26,684
2013	$7,655	$6,577	$8,596	$4,955	$27,783

REVPAF:
2014	$13.34	$13.75	$14.44	$14.22	$13.94
2013	$12.69	$13.05	$13.67	$13.44	$13.21

Weighted average realized annual rent per occupied square foot:
2014	$14.40	$14.52	$15.25	$15.20	$14.84
2013	$13.81	$13.88	$14.48	$14.45	$14.16

Weighted average occupancy levels:
2014	92.6%	94.7%	94.7%	93.5%	93.9%
2013	91.9%	94.0%	94.4%	93.0%	93.3%

Investing and Capital Activities

During the three months ended December 31, 2014, we acquired 13 self-storage facilities (four located in Minnesota, two in Virginia and Texas and one each in North Carolina, South Carolina, Florida, California and Arizona), with an aggregate of 1.2 million net rentable square feet, for approximately $154 million.  For the year ended December 31, 2014, we acquired 44 self-storage facilities with an aggregate of 3.4 million net rentable square feet for approximately $431 million.  Subsequent to December 31, 2014, we acquired four self-storage facilities (one each in Florida, North Carolina, Washington and Texas), with an aggregate of 265,000 net rentable square feet, for approximately $32 million in cash.

During the three months ended December 31, 2014, we completed three newly developed facilities (0.2 million net rentable square feet of storage space) at an aggregate cost of $17 million, and various expansion projects with an aggregate cost of $21 million which added 0.2 million net rentable square feet of storage space. During the year ended December 31, 2014, we completed six newly developed facilities (0.5 million net rentable square feet of storage space) at an aggregate cost of $50 million, and various expansion projects with an aggregate cost of $48 million which added 0.6 million net rentable square feet of storage space. At December 31, 2014 we had projects for 25 newly developed facilities (3.0 million net rentable square feet of storage space) at an aggregate cost of $351 million, and various expansion projects at an aggregate cost of $60 million which will add 0.4 million net rentable square feet of storage space.  A total of $105 million in costs were incurred through December 31, 2014 with respect to these development and expansion projects, with the remaining costs expected to be incurred primarily in 2015.

On December 31, 2014, Shurgard Europe acquired five self-storage facilities in Germany, with an aggregate of 327,000 net rentable square feet, for $82 million (€66 million), with the purchase price payable in the first quarter of 2015. They also acquired a building and ground lease on a managed property in the United Kingdom containing 83,000 square feet for $11 million.  Cash on hand combined with borrowings on a new €40 million revolving credit facility from Wells Fargo will be used by Shurgard Europe to finance these acquisitions.

On December 2, 2014, we issued our 5.875% Series A Preferred Shares for gross proceeds of $190 million.

Distributions Declared

On February 19,  2015, our Board of Trustees declared a regular common quarterly dividend of $1.40 per common share.  The Board also declared dividends with respect to our various series of preferred shares. All the dividends are payable on March 31, 2015 to shareholders of record as of March 16,  2015.

Fourth Quarter Conference Call

A conference call is scheduled for February 20, 2015 at 9:00 a.m. (PST) to discuss the fourth quarter earnings results.  The domestic dial-in number is (866) 406-5408, and the international dial-in number is (973) 582-2770 (conference ID number for either domestic or international is 72899182). A simultaneous audio webcast may be accessed by using the link at www.publicstorage.com under “Company Info, Investor Relations, Upcoming Events.”  A replay of the conference call may be accessed through March 6, 2015 by calling (800) 585-8367 (domestic) or (404) 537-3406 (international) or by using the link at www.publicstorage.com under “Company Info, Investor Relations, Webcasts.” All forms of replay utilize conference ID number 72899182.

About Public Storage

Public Storage, a member of the S&P 500 and FT Global 500, is a REIT that primarily acquires, develops, owns and operates self-storage facilities. The Company’s headquarters are located in Glendale, California.  At December 31, 2014, we had interests in 2,250 self-storage facilities located in 38 states with approximately 146 million net rentable square feet in the United States and 193 storage facilities located in seven Western European nations with approximately ten million net rentable square feet operated under the “Shurgard” brand.  We also own a 42% common equity interest in PS Business Parks, Inc. (NYSE:PSB) which owned and operated approximately 29 million rentable square feet of commercial space at December 31, 2014.

Additional information about Public Storage is available on our website, www.publicstorage.com.

Forward-Looking Statements

All statements in this press release, other than statements of historical fact, are forward-looking statements which may be identified by the use of the words “expects,” “believes,” “anticipates,” “should,” “estimates” and similar expressions.  These forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results and performance to be materially different from those expressed or implied in the forward-looking statements.  Factors and risks that may impact future results and performance are described from time to time in our filings with the Securities and Exchange Commission, including in Item 1A, “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013, our Form 10-K for the year ended December 31, 2014 expected to be filed on or before March 2, 2015, our other Quarterly Reports on Form 10-Q and current reports on Form 8-K.  These risks include, but are not limited to, the following: general risks associated with the ownership and operation of real estate, including changes in demand for our storage facilities, potential liability for environmental contamination,  adverse changes in tax, real estate and zoning laws and regulations and the impact of natural disasters; risks associated with downturns in the national and local economies in the markets in which we operate; the impact of competition from new and existing self-storage and commercial facilities and other storage alternatives; difficulties in our ability to successfully evaluate, finance, integrate into our existing operations and manage acquired and developed properties; risks related to our participation in joint ventures; risks associated with international operations including, but not limited to, unfavorable foreign currency rate fluctuations that could adversely affect our earnings and cash flows; the impact of the regulatory environment as well as national, state and local laws and regulations including, without limitation, those governing REITs; risks associated with a possible failure by us to qualify as a REIT under the Internal Revenue Code of 1986, as amended; disruptions or shutdowns of our automated processes and systems; changes in federal tax laws related to the taxation of REITs, which could impact our status as a REIT; difficulties in raising capital at a reasonable cost; delays in the development process; and economic uncertainty due to the impact of war or terrorism. We disclaim any obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, new estimates, or other factors, events or circumstances after the date of this press release, except where expressly required by law.

PUBLIC STORAGE

SELECTED INCOME STATEMENT DATA

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013

Operating revenues:
Self-storage facilities	$529,221	$480,664	$2,049,882	$1,849,883
Ancillary operations	36,926	32,847	145,522	131,863
	566,147	513,511	2,195,404	1,981,746

Operating expenses:
Self-storage cost of operations	121,424	114,205	566,898	524,086
Ancillary cost of operations	12,230	10,193	51,822	41,075
Depreciation and amortization	110,573	108,927	437,114	387,402
General and administrative	19,219	16,691	71,459	66,679
	263,446	250,016	1,127,293	1,019,242

Operating income	302,701	263,495	1,068,111	962,504

Other income (expense):
Interest and other income	775	5,872	4,926	22,577
Interest expense	-	(1,822)	(6,781)	(6,444)
Equity in earnings of unconsolidated real estate
entities (a)	44,962	18,566	88,267	57,579
Gain on real estate sales	-	4,065	2,479	4,233
Foreign currency exchange (loss) gain	(12)	7,801	(7,047)	17,082
Net income	348,426	297,977	1,149,955	1,057,531
Allocation to noncontrolling interests	(1,711)	(1,408)	(5,751)	(5,078)
Net income allocable to Public Storage shareholders	346,715	296,569	1,144,204	1,052,453
Allocation of net income to:
Preferred shareholders	(61,694)	(51,908)	(232,636)	(204,312)
Restricted share units	(1,064)	(912)	(3,392)	(3,410)
Net income allocable to common shareholders	$283,957	$243,749	$908,176	$844,731

Per common share:
Net income per common share – Basic	$1.65	$1.42	$5.27	$4.92
Net income per common share – Diluted	$1.64	$1.41	$5.25	$4.89
Weighted average common shares – Basic	172,434	171,768	172,251	171,640
Weighted average common shares – Diluted	173,258	172,798	173,138	172,688

(a)

Equity in earnings of unconsolidated real estate entities for the three months and year ended December 31, 2014, includes our $36.5 million equity share of PSB’s gain on sale of real estate facilities.

PUBLIC STORAGE

SELECTED BALANCE SHEET DATA

(Amounts in thousands, except share and per share data)

	December 31, 2014	December 31, 2013
ASSETS	(Unaudited)

Cash and cash equivalents	$187,712	$19,169

Operating real estate facilities:
Land and buildings, at cost	12,863,235	12,286,256
Accumulated depreciation	(4,482,520)	(4,098,814)
	8,380,715	8,187,442
Construction in process	104,573	52,336
Investments in unconsolidated real estate entities	813,740	856,182
Goodwill and other intangible assets, net	228,632	246,854
Loan receivable from Shurgard Europe	-	428,139
Other assets	103,304	86,144
Total assets	$9,818,676	$9,876,266

LIABILITIES AND EQUITY
Borrowings on bank credit facility	$-	$50,100
Term loan	-	700,000
Notes payable	64,364	88,953
Accrued and other liabilities	247,141	218,358
Total liabilities	311,505	1,057,411

Equity:
Public Storage shareholders’ equity:
Cumulative Preferred Shares, $0.01 par value, 100,000,000 shares authorized, 173,000 shares issued (in series) and outstanding (142,500 at December 31, 2013), at liquidation preference	4,325,000	3,562,500
Common Shares, $0.10 par value, 650,000,000 shares authorized, 172,445,554 shares issued and outstanding (171,776,291 shares at December 31, 2013)	17,245	17,178
Paid-in capital	5,561,530	5,531,034
Accumulated deficit	(374,823)	(318,482)
Accumulated other comprehensive loss	(48,156)	(500)
Total Public Storage shareholders’ equity	9,480,796	8,791,730
Noncontrolling interests	26,375	27,125
Total equity	9,507,171	8,818,855
Total liabilities and equity	$9,818,676	$9,876,266

Shurgard Europe Same Store Selected Operating Data

The Shurgard Europe Same Store Pool represents Shurgard Europe’s 174 facilities (9.2 million net rentable square feet) that have been operated on a stabilized basis since January 1, 2012 and therefore provide meaningful comparisons for 2013 and 2014.  These 174 facilities represent approximately 89% of the aggregate net rentable square feet of Shurgard Europe’s self-storage portfolio. Our pro-rata share of the operating results for these facilities is included in “equity in earnings of unconsolidated real estate entities” on our income statement.

Selected Operating Data for the Shurgard Europe Same Store Pool (174 facilities) (unaudited):	Three Months Ended December 31,			Year Ended December 31,
			Percentage			Percentage
	2014	2013	Change	2014	2013	Change

	(Dollar amounts in thousands, utilizing constant exchange rates (a))

Rental income, late charges and
administrative fees	$50,268	$48,444	3.8%	$209,035	$203,230	2.9%
Cost of operations	21,010	19,422	8.2%	88,618	86,255	2.7%
Net operating income	$29,258	$29,022	0.8%	$120,417	$116,975	2.9%

Gross margin	58.2%	59.9%	(2.8)%	57.6%	57.6%	0.0%

Weighted average for the period:
Square foot occupancy	88.9%	82.7%	7.5%	85.9%	80.9%	6.2%
Realized annual rent, prior to late
charges and administrative fees, per (b):
Occupied square foot	$24.06	$24.89	(3.3)%	$25.84	$26.69	(3.2)%
Available square foot (“REVPAF”)	$21.39	$20.59	3.9%	$22.20	$21.59	2.8%

At December 31:
Square foot occupancy				87.8%	82.3%	6.7%
Annual contract rent per occupied
square foot (b)				$26.35	$27.84	(5.4)%

Average Euro to U.S. Dollar exchange
rates (a):
Constant exchange rates used herein	1.249	1.249	-	1.329	1.329	-
Actual historical exchange rates	1.249	1.361	(8.2)%	1.329	1.328	0.1%

(a)

In order to isolate changes in the underlying operations from the impact of exchange rates, the amounts in this table are presented on a constant exchange rate basis.  The amounts for the three months and year ended December 31, 2013 have been restated using the actual exchange rates for the three months and year ended December 31, 2014.

(b)

Realized annual rent per occupied square foot is computed by dividing annualized rental income, before late charges and administrative fees, by the weighted average occupied square feet for the period.  Realized annual rent per available square foot (“REVPAF”) is computed by dividing annualized rental income, before late charges and administrative fees, by the total available rentable square feet for the period.  These measures exclude late charges and administrative fees in order to provide a better measure of our ongoing level of revenue.  Late charges are dependent upon the level of delinquency and administrative fees are dependent upon the level of move-ins.  In addition, the rates charged for late charges and administrative fees can vary independently from rental rates.  These measures take into consideration promotional discounts, which reduce rental income.

PUBLIC STORAGE
SELECTED FINANCIAL DATA

Computation of Funds from Operations and Funds Available for Distribution
(Unaudited – amounts in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013

Computation of FFO per Share:

Net income allocable to common shareholders	$283,957	$243,749	$908,176	$844,731
Eliminate items excluded from FFO:
Depreciation and amortization	110,573	108,927	437,114	387,402
Depreciation from unconsolidated real estate
investments	18,992	19,689	79,413	75,458
Depreciation allocated to noncontrolling interests
and restricted share unitholders	(808)	(1,002)	(3,638)	(3,976)
Gains on sale of real estate investments, including
our equity share from investments and other	(36,351)	(3,937)	(39,083)	(4,104)
FFO allocable to common shares (a)	$376,363	$367,426	$1,381,982	$1,299,511
Diluted weighted average common shares	173,258	172,798	173,138	172,688
FFO per share (a)	$2.17	$2.13	$7.98	$7.53

Reconciliation of Earnings per Share to FFO per Share:

Earnings per share - diluted	$1.64	$1.41	$5.25	$4.89
Eliminate per share amounts excluded from FFO:
Depreciation and amortization, including amounts
from investments and excluding amounts allocated
to noncontrolling interests and restricted share
unitholders	0.74	0.74	2.96	2.66
Gains on sale of real estate investments, including
our equity share from investments and other	(0.21)	(0.02)	(0.23)	(0.02)
FFO per share (a)	$2.17	$2.13	$7.98	$7.53

Computation of Funds Available for Distribution ("FAD"):

FFO allocable to common shares	$376,363	$367,426	$1,381,982	$1,299,511
Eliminate effect of items included in FFO but not FAD:
Non-cash share-based compensation expense	7,383	6,922	29,541	28,413
Foreign currency exchange loss (gain)	12	(7,801)	7,047	(17,082)
Less: Capital expenditures to maintain real estate facilities	(16,185)	(15,387)	(79,784)	(71,270)

FAD (a)	$367,573	$351,160	$1,338,786	$1,239,572

Distributions paid to common shareholders	$241,253	$240,484	$964,591	$884,183

Distribution payout ratio	65.6%	68.5%	72.0%	71.3%

Distributions per common share	$1.40	$1.40	$5.60	$5.15

(a)

FFO and FFO per share are non-GAAP measures defined by the National Association of Real Estate Investment Trusts and, along with FAD, are considered helpful measures of REIT performance by REITs and many REIT analysts. FFO represents net income before real estate depreciation, gains or losses and impairment charges, which are excluded because they are based upon historical real estate costs and assume that building values diminish ratably over time, while we believe that real estate values fluctuate due to market conditions. FAD represents FFO adjusted to exclude certain non-cash charges and to deduct capital expenditures. FFO and FFO per share are not a substitute for net income or earnings per share.  FFO and FAD are not substitutes for GAAP net cash flow in evaluating our liquidity or ability to pay dividends, because they exclude investing and financing activities presented on our statements of cash flows.   In addition, other REITs may compute these measures differently, so comparisons among REITs may not be helpful.

PUBLIC STORAGE

SELECTED FINANCIAL DATA

Reconciliation of Same Store Data and Self-Storage Net Operating Income to

Operating Income
(Unaudited – amounts in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013

Self-storage revenues for:
Same Store Facilities	$467,728	$442,830	$1,836,676	$1,743,182
Non-Same Store Facilities (a):
2014 acquisitions	8,532	-	15,347	-
2013 acquisitions	25,800	15,006	96,947	19,309
2012 acquisitions	7,605	6,278	28,275	22,452
Other	19,556	16,550	72,637	64,940
Self-storage revenues	529,221	480,664	2,049,882	1,849,883

Self-storage cost of operations for:
Same Store Facilities	103,713	102,063	498,640	489,177
Non-Same Store Facilities (a):
2014 acquisitions	2,448	-	4,566	-
2013 acquisitions	8,379	5,710	32,917	7,574
2012 acquisitions	2,503	2,373	9,591	8,562
Other	4,381	4,059	21,184	18,773
Self-storage cost of operations	121,424	114,205	566,898	524,086

Self-storage net operating income for:
Same Store Facilities	364,015	340,767	1,338,036	1,254,005
Non-Same Store Facilities (a):
2014 acquisitions	6,084	-	10,781	-
2013 acquisitions	17,421	9,296	64,030	11,735
2012 acquisitions	5,102	3,905	18,684	13,890
Other	15,175	12,491	51,453	46,167
Self-storage net operating income (b)	407,797	366,459	1,482,984	1,325,797
Ancillary operating revenues	36,926	32,847	145,522	131,863
Ancillary cost of operations	(12,230)	(10,193)	(51,822)	(41,075)
Depreciation and amortization	(110,573)	(108,927)	(437,114)	(387,402)
General and administrative expense	(19,219)	(16,691)	(71,459)	(66,679)
Operating income on our income statement	$302,701	$263,495	$1,068,111	$962,504

(a)

We have 256 additional self-storage facilities that are not Same Store Facilities, including 44 facilities acquired in 2014, 121 facilities acquired in 2013 and 24 facilities acquired in 2012.  The average square foot occupancy during the three months ended December 31, 2014, is 90% for the facilities acquired in 2014, 91% for the facilities acquired in 2013,  93% for the facilities acquired in 2012 and 85% for the remaining non-Same Store Facilities.

(b)

Net operating income or “NOI” is a non-GAAP financial measure that excludes the impact of depreciation and amortization expense.  We believe that NOI is a meaningful measure of operating performance, because we utilize NOI in making decisions with respect to capital allocations, in determining current property values, in evaluating property performance and in comparing period-to-period and market-to-market property operating results.  In addition, we believe the investment community utilizes NOI in determining operating performance and real estate values, and does not consider depreciation expense because it is based upon historical cost. NOI is not a substitute for net income, net operating cash flow, or other related GAAP financial measures, in evaluating our operating results.  This table reconciles from NOI for our self-storage facilities to the operating income presented on our income statement.